UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.1)

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[ ]	Soliciting Material Pursuant to §240.14a-12

KEYSIGHT TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMENDMENT NO. 1 TO PROXY STATEMENT

EXPLANATORY NOTE
This Amendment No. 1 (this “Amendment No. 1”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Keysight Technologies, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on February 9, 2018 for use at the Company’s annual meeting of stockholders, which will take place on March 22, 2018, is being made available to stockholders on March 7, 2018.
Except as described in this Amendment No. 1, the information provided in the Proxy Statement continues to apply. To the extent that information in this Amendment No. 1 differs from or updates information contained in the Proxy Statement, the information in this Amendment No. 1 is more current. The Proxy Statement contains important additional information. This Amendment No. 1 should be read in conjunction with the Proxy Statement. Defined terms used but not defined in this Amendment No. 1 have the meanings set forth in the Proxy Statement.

CHANGES TO PROXY STATEMENT

PROPOSAL 2 - APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN

Due to an error, the Company incorrectly reported that 10,241,040 shares of common stock remain available for future issuance under the Company’s 2014 Equity and Incentive Compensation Plan (the “2014 Equity Plan”) as of December 31, 2017, when in fact only 3,844,263 shares of common stock were available for future awards under the 2014 Equity Plan as of that date. This error also resulted in the Company incorrectly reporting (i) the number of shares that would be available for future issuance under the 2014 Equity Plan as of December 31, 2017 if the Company’s stockholders approve the requested share increase, and (ii) the overhang percentage that was based on the Company’s outstanding shares of common stock as of December 31, 2017 and the requested share increase.

Accordingly, the disclosure provided in the first paragraph below the heading “Request for Shares, Dilution and Overhang” as set forth on page 16 of the Proxy Statement is amended and restated in its entirety to read as follows:

“Prior to the Amendment, 17,000,000 shares were authorized for issuance pursuant to stock awards under the 2014 Equity Plan. As of December 31, 2017, 3,844,263 shares of common stock remain available for future awards under the 2014 Equity Plan. In order to give the Company the flexibility to responsibly address its future equity compensation needs, the Company is requesting that stockholders approve the Amendment, which will authorize an additional 4,800,000 shares for issuance under the 2014 Equity Plan, so that an overall total of 21,800,000 shares will be reserved under the plan (with 8,644,263 available for issuance as of December 31, 2017). This amount represents an overhang of approximately 7.3%, based on the number of outstanding shares of common stock as of December 31, 2017. The Company calculates “overhang” as (a) the total number of shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares of common stock outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.”

Additionally, the disclosure provided in the first sentence under the heading “Material Changes to the 2014 Equity Plan” on page 17 of the Proxy Statement is amended and restated in its entirety to read as follows:

“The Amendment would provide for the following material changes to the 2014 Equity Plan, as well as certain changes described in the sections below and other administrative, clarifying, and conforming changes:”

The disclosure in the second paragraph below the heading “Performance Based Compensation” as set forth on page 22 of the Proxy Statement is also amended and restated in its entirety to read as follows:

“The 2014 Equity Plan has historically been designed to permit the grant of “performance-based compensation,” which may be deductible notwithstanding Section 162(m)’s general $1 million limit on the deductibility of compensation paid to certain covered executive officers. For example, the 2014 Equity Plan included individual limits on the number of awards that may be granted to a participant in a fiscal year under the 2014 Equity Plan, as described under the heading “Individual Employee Award Limits,” in order to satisfy certain requirements of the performance-based compensation exception. The exception from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. Therefore, as from such effective time, the terms of the 2014 Equity Plan relating solely to awards intended to qualify as performance-based compensation for Section 162(m) purposes, including the aforementioned individual limits, are relevant only with respect to outstanding awards and/or to the extent that transition relief may apply. The Company believes that the individual limits only applied to the extent necessary to permit awards to qualify as performance-based compensation within the meaning of Section 162(m), and notes that the 2014 Equity Plan provided the Company with broad discretion to amend the individual limits. The Company does not expect to be able to grant new awards that would be eligible to qualify as performance-based compensation following the date hereof and, accordingly, does not expect that the individual limits disclosed in the Proxy Statement and discussed above will apply to future grants under the 2014 Equity Plan.”